Exhibit 10.1

                                    AGREEMENT

                              FOR A SUPPLY OF WATER

                                       BY

                             MIDDLESEX WATER COMPANY

                                     TO THE

                            BOROUGH OF HIGHLAND PARK







                          ----------------------------

                           Dated as of January 1, 2006

                          ----------------------------




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         This Agreement  (hereinafter referred to as the "Agreement") made as of this 1st day of January 2006 between:

                  MIDDLESEX WATER COMPANY, a public utility and corporation organized under the laws of the State of New Jersey, with offices at 1500 Ronson Road, Iselin, New Jersey (hereinafter referred to as "Middlesex"), and the

                  BOROUGH OF HIGHLAND PARK, a municipal corporation of the State of New Jersey (hereinafter referred to as "Highland Park").

                              W I T N E S S E T H:

         WHEREAS, Middlesex owns and operates a public water supply system; and

         WHEREAS, Highland Park has requested that Middlesex provide it with additional supplies of water for private and public use; and

         WHEREAS, the parties intend that their Agreement for a Supply of Water, dated as of October 24, 1995, as amended, is to be superseded by this new Agreement;

         Now therefore, in consideration of the premises and of the mutual covenants herein contained, the parties agree that:

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1.       Supply of Water.

         Middlesex agrees to supply Highland Park with water upon the terms and conditions set forth herein.

2.       Term.

         This Agreement shall be binding upon execution by both parties. Service under this Agreement shall begin on or about January 1, 2006, and service under this Agreement shall terminate on December 31, 2016. However, the terms of the Agreement shall remain in effect after December 31, 2016 unless written notice of intention to terminate the Agreement is given by either party at least thirty
(30) days prior to the end of such period. In the event that such notice has not been given, the Agreement shall remain in effect until the earlier of (a) renewal or modification of the Agreement by consent of both parties, or (b) a date no less than ninety (90) days after the date that either party provides written notification of termination.

3.       Rate.

         Highland Park shall pay for water delivered pursuant hereto at the rate of $1,476.72 per million gallons according to Rate Schedule No. 5 or as said rate may be changed from time to time with the approval of the Board of Public Utilities of the State of New Jersey, or its successor agency, as required by law (hereinafter referred to as the "Contract Rate").

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4.       Meter Stations/Delivery System.

         Water to be supplied  by  Middlesex  hereunder  shall be  delivered  to
Highland Park through existing interconnections in Suttons Lane in Edison adjacent to the railroad right of way, at Middlesex's Treatment Plant in Edison, and through such other points of delivery as may be agreed to from time to time by the parties (hereinafter referred to as the "Meter Stations"). The parties agree that Middlesex may install one or more additional interconnections on a large diameter transmission main (anticipated to be 36 or 42 inches in diameter) planned for future construction by Middlesex and extending from Middlesex's Treatment Plant in Edison, through the Borough of Highland Park, to a transmission main or other facilities of Middlesex. Any additional interconnections with the Borough of Highland Park would be installed by mutual agreement. The general route for the Transmission Main is shown on Exhibit A. (Said transmission main is hereinafter referred to as the "SRB Transmission Main" or the "Transmission Main".) The SRB Transmission Main may be constructed in phases.

         The parties agree that Middlesex may proceed when it deems necessary with the construction of the SRB Transmission Main. The construction of the SRB Transmission Main and any service connections (and meter chambers) related to the SRB Transmission Main shall be at the sole cost of Middlesex. Highland Park agrees to cooperate and act in good faith in connection therewith and in

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providing  and  obtaining   necessary  or  desirable   governmental   approvals,
authorizations, rights of way and other actions. Highland Park agrees to grant to Middlesex or to acquire for Middlesex, by purchase, condemnation, exchange or otherwise, to the extent legally authorized, all lands, and/or easements in Highland Park as are necessary or convenient for Middlesex's construction and use of the SRB Transmission Main, and for any other mains, pipelines and appurtenances necessary or convenient for water service to Highland Park with all costs borne by Middlesex. Middlesex agrees to comply with reasonable requirements of Highland Park for pavement and property restoration.

5.       Meters, Services and Other Appurtenances.

         Middlesex shall furnish, install and maintain at its own cost such service connections and meters as agreed upon by both parties for connection to Highland Park's water distribution system. The meters and service pipes shall remain the property of Middlesex. Highland Park shall furnish, install and maintain at its own cost all other piping, fittings, valves, meter pits or vaults and appurtenances necessary to take water from Middlesex.

6.       Exclusive Supplier.

         The parties agree that during the term of this Agreement, Middlesex shall be Highland Park's sole supplier of water. Except as provided in this paragraph, Highland Park shall not purchase water from any other supplier in the normal course of business. Highland Park shall have the right to purchase water from

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other  sources in the event of an  emergency  or during any periods of time that
Middlesex is unable to supply water as provided in this Agreement.

7.       Minimum Payment Obligation.

         Highland Park shall be obligated to pay for the Daily Minimum quantity of water. "Daily Minimum" shall mean either (a) one million two hundred thousand (1.2 mgd) gallons of water a day, or (b) such greater amount as may be established under paragraph 8 of this Agreement.

         All water taken in any 24-hour period in excess of the Daily Minimum shall be paid for at the Contract Rate.

8.       Increase in Minimum Payment Obligation.

         The total daily quantity of water taken by Highland Park at the Meter Stations may exceed the Daily Minimum by up to 100% on a 24-hour basis without affecting the minimum payment obligation.

         The quantity of water supplied in the peak hour multiplied by 24 may exceed the Daily Minimum by 200% without affecting the minimum payment obligation.

         If either the quantity of water taken in a 24-hour period shall exceed the Daily Minimum by more than 100% or if the maximum hourly flow multiplied by 24 shall exceed the Daily Minimum by more than 200%, the Daily Minimum will be increased to the greater of: (a) one-half of the daily quantity of water supplied in the 24-hour period; or (b) one-third of the quantity supplied in the peak hour

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multiplied by 24. (For example, an existing Daily Minimum of 1.2 million gallons per day ("mgd") will be increased if the quantity of water taken in any 24-hour period exceeds 2.4 mgd, or if the quantity of water taken in any peak hour multiplied by 24 exceeds 3.6 mgd.)

         In no instance, and under no conditions, shall the daily quantity of water supplied and purchased under this Agreement exceed 4.0 million gallons, nor shall the maximum hourly flow multiplied by 24 exceed 5.0 million gallons per day.

         Any increased Daily Minimum payment obligation shall continue in effect for 12 months unless increased again by an overrun. After this 12-month period with the higher Daily Minimum in effect, the Daily Minimum shall revert to the next lower minimum incurred during the four months preceding the end of such 12-month period and that amount shall continue as the Daily Minimum for 12 months unless increased again by an overrun.

9.       Combined Charge.

         The Daily Minimum payment obligation shall be determined on the basis of the combined total daily quantity of water supplied through all the Meter Stations.

10.      Definitions.

         Where the words "daily" or "24-hours" are used in this contract, they shall refer to the 24-hour period between the daily meter readings.


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11.      Exceptions for Emergencies.

         The Daily Minimum payment obligation shall not be affected in the event that the amount of water supplied to Highland Park exceeds the daily or hourly limitations established herein for not more than 24 hours in case of fire or main break emergencies and for not more than five days in the case of other catastrophes requiring an emergency supply of water, provided Middlesex is promptly notified that any such emergency exists.

12.      Meter Readings.

         Middlesex will read the meters daily for all water supplied to Highland Park at each connection then in operation.

13.      Excused Performance.

         Middlesex agrees to provide a continuous, regular and uninterrupted supply of water, subject to interruptions by reasons of acts of God, accident, strike, legal process, State or municipal interference or other cause beyond its control, but shall not be liable for damages to Highland Park by reasons of inadequate pressure or volume or failure to provide water for any cause whatever.

14.      Indemnification/Limitation of Liability.

         Highland Park shall completely indemnify, protect and save harmless Middlesex from any and all costs, expenses, liability, losses, claims, suits and proceedings of any nature whatsoever arising out of the water service by Highland Park. However, as to claims involving water quality, the within Article is intended

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not to apply to water until after it is  delivered  to Highland  Park's  system,
i.e. after water is supplied  through the Meter Stations  referred to in Article
4.

         Middlesex shall completely indemnify, protect and save harmless Highland Park from all costs, expenses, liability, losses, claims, suits and proceedings of any nature whatsoever arising out of any negligence of Middlesex.

         Notwithstanding anything herein to the contrary, Middlesex's aggregate liability to Highland Park arising out of or in connection with this Agreement shall not exceed an amount equal to one year's gross revenues required to be paid by Highland Park to Middlesex based upon the Daily Minimum in effect at the time of the occurrence giving rise to the liability, and Highland Park hereby releases Middlesex from any liability in excess thereof. This paragraph is not intended to limit Middlesex's liability to third parties.

15.      Regulatory Approvals.

         If required by law, this Agreement shall be filed with and subject to approval by the Board of Public Utilities of the State of New Jersey and the Department of Environmental Protection of the State of New Jersey.



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         IN WITNESS  WHEREOF,  the parties have caused this Agreement to be duly executed as of the day and year first written above.

                                                MIDDLESEX WATER COMPANY
ATTEST:


                                            By: /s/ Dennis W. Doll
                                                ------------------
                                                Dennis W. Doll
                                                President

/s/ Kenneth J. Quinn
--------------------
Kenneth J. Quinn
Vice President, General Counsel,
Secretary and Treasurer

                                                 BOROUGH OF HIGHLAND PARK
ATTEST:


                                            By: /s/ Meryl Frank
                                                ---------------
                                                Meryl Frank
                                                Mayor

/s/ Joan Hullings
-----------------
Joan Hullings
Borough Clerk


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